Exhibit 99.1

5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
February 21, 2007	SVP - Investor Relations	SVP - Corporate Communications
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces preliminary operating results for the fourth quarter and the year ended December 31, 2006.

	Fourth Quarter 2006	Fourth Quarter 2005

Operating revenue	$1,057.6 Million	$1,071.3 Million
Net income	$34.3 Million	$59.8 Million
Net income per diluted share	$1.95	$3.40

	Year 2006	Year 2005

Operating revenue	$3,885.2 Million	$3,853.6 Million
Net income	$98.8 Million	$165.6 Million
Net income per diluted share	$5.61	$9.29

FINANCIAL HIGHLIGHTS
•
Consolidated operating revenue decreased by $13.7 million, or 1.3%, in fourth quarter 2006 from fourth quarter 2005 due to a continued softening of the residential real estate market. The decline was offset, in part, by additional revenue as the result of the Company’s merger with Capital Title Group, Inc. (“Capital Title”) and continued strong commercial revenues. Total estimated mortgage originations as reported by the Mortgage Bankers Association (“MBA”) declined 19.9% in fourth quarter 2006 from fourth quarter 2005 and 17.1% for the full year 2006 from the full year 2005.

•	Direct operating revenue per direct closed order was approximately $2,100 in fourth quarter 2006 compared to approximately $1,700 in fourth quarter 2005, an increase of 23.5%.
•	Consolidated direct commercial revenue increased by $23.8 million to $142.1 million in fourth quarter 2006 from fourth quarter 2005.
•	Direct commercial revenue for the Title Operations segment increased by $14.0 million to $118.1 million in fourth quarter 2006 from fourth quarter 2005.
•	Direct orders opened were 275,100 in fourth quarter 2006 compared to 267,400 in fourth quarter 2005, an increase of 2.9%.
•
Claims provision as a percentage of operating revenue for the Title Operations segment was 5.4% in fourth quarter 2006, down from 8.0% in third quarter 2006. In fourth quarter 2005, the claims provision ratio was 4.8%.

•	Operating revenue for the Lender Services segment increased from $62.4 million in fourth quarter 2005 to $75.6 million in fourth quarter 2006 primarily due to the impact of acquisitions.
•
Net income decreased by $25.5 million, or 42.6%, in fourth quarter 2006 from $59.8 million in fourth quarter 2005. Net income was negatively impacted by lower volumes in the residential business, duplicate staffing and other costs related to the integration of Capital Title, a higher claims provision ratio in the Title Operations segment and a write-down in the value of certain title

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plants. The decrease in net income was partially offset by an increase in direct operating revenue per direct closed order due to strong commercial business quarter over quarter.
•
Combined statutory earnings for the full year 2006 were $227 million after taxes. The Company uses the 2006 statutory earnings as the basis for calculating the amount of dividends available from the Company’s insurance subsidiaries to the Company in 2007 and 2008. The excess of statutory claims reserve over GAAP claims reserves as of year end 2006 was approximately $161 million on a pretax basis.

•
During fourth quarter 2006, the Company repurchased approximately 189,000 of its shares for $12.0 million, at an average cost of $63.56 per share, which brings the program-to-date share repurchases to approximately 681,000 shares. At December 31, 2006, the Company had approximately 569,000 shares remaining in its authorized repurchase program.

•	In February 2007, the Board of Directors approved a repurchase program expiring in October 2008 that authorized the Company to repurchase up to 1.5 million shares.

“I am pleased to report record operating revenue for LandAmerica in 2006, despite a challenging residential housing market,” said Chairman and Chief Executive Officer Theodore L. Chandler, Jr. “We attribute this growth to the strength of our commercial operations and improved market share. Excluding the impact of the merger with Capital Title, our national market share position, which is reported on a quarter lag, improved from 18.2% in third quarter 2005 to 18.6% in third quarter 2006. The addition of Capital Title increased our national market share to 19.5% in third quarter 2006 and strengthened our presence in critical western states.

“We remain confident in our ability to realize synergies from Capital Title, which are now expected to generate annual cost savings of approximately $16 million beginning in 2007, compared to the $14 million previously reported.

“We are also focused on improving return on equity and we took important steps in 2006 to affect this key metric in 2007. These actions included reducing headcount, redomesticating our primary insurance subsidiaries to provide additional cash dividend capacity to our parent company in 2007 and 2008 and implementing our Project Fusion initiative to reduce the number of the Company’s operating systems.”

SEGMENT RESULTS

As the Company has moved to a unified operating model, the Company has reclassified its LandAmerica OneStop operation, which provides title and closing services to regional and national lenders, from the Title Operations segment to the Lender Services segment. Amounts from 2005 have been reclassified to conform to the 2006 presentation.

On September 8, 2006, the Company completed the merger of Capital Title, a title insurance underwriter, agent and settlement services provider based in Scottsdale, Arizona. As the Company has worked to integrate the operations, the Company can no longer segregate Capital Title as a stand-alone entity. Therefore, management will track merger performance based on cost reductions rather than accretion to the consolidated results.

Title Operations

Operating revenue from direct title operations increased by $54.1 million, or 13.7%, in fourth quarter 2006 from fourth quarter 2005 and increased by $4.4 million, or 0.3%, for the full year 2006 from the comparable period in 2005. Before the impact of the Capital Title merger, operating revenue from direct operations increased by $1.0 million, or 0.3%, in fourth quarter 2006 from fourth quarter 2005 and decreased by $62.5 million, or 4.1%, for the full year 2006 compared to the full year 2005. Direct operating revenue during fourth quarter 2006 and full year 2006 was impacted by the decline in volume from residential operations offset, in part, by strong commercial revenues.

Closed orders from the Company’s direct title operations increased 0.3% in fourth quarter 2006 from fourth quarter 2005 while the direct operating revenue per direct closed order increased approximately 13.3%. Closed orders decreased 15.5% for the full year 2006 compared to the prior year period while the direct operating revenue per direct closed order increased 18.2%. Before the impact of the Capital Title

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merger, closed orders from direct title operations decreased 11.3% in fourth quarter 2006 from fourth quarter 2005 and decreased 18.7% for the full year 2006 compared to 2005.

Revenue from direct title commercial operations was $118.1 million in fourth quarter 2006 compared to $104.1 million in fourth quarter 2005, an increase of 13.4%, and $393.2 million for the full year 2006 compared to $351.2 million for the full year 2005, an increase of 12.0%.

Operating revenue from agency title operations was $494.8 million in fourth quarter 2006 compared to $583.5 million in fourth quarter 2005, which reflects the downturn in the residential real estate market across most of the regions. Operating revenue from agency title operations increased by approximately 1.2% for the full year 2006 over the full year 2005. Growth in agency business, particularly in certain southeastern and southwestern markets, contributed to the increase in agency revenue year over year. These increases were partially offset by declines in midwest markets. Agents’ commissions as a percent of agency revenue were approximately 79.5% in fourth quarter 2006 compared to 79.3% in fourth quarter 2005 and 80.0% for the full year 2006 compared to 79.8% for the full year 2005.

The claims provision as a percent of operating revenue for the Title Operations segment was 5.4% in fourth quarter 2006 compared to 4.8% in fourth quarter 2005 and 6.1% for the full year 2006 compared to 5.2% for the full year 2005. The increase in the claims provision ratio for the full year 2006 was primarily due to claims increases in the 2003 and 2004 policy years.

Salary and employee benefit costs increased by $42.1 million, or 17.2%, in fourth quarter 2006 compared to fourth quarter 2005 and increased by $44.5 million, or 4.7%, for the full year 2006 compared to the full year 2005. Before the impact of the Capital Title merger, salary and employee benefit costs increased by $4.2 million, or 1.7%, in fourth quarter 2006 from fourth quarter 2005 primarily due to compensation increases offset by a reduction in staffing levels. Before the impact of the merger with Capital Title, salary and employee benefit costs decreased by $2.3 million, or 0.2%, for the full year 2006 from the comparable period in 2005 primarily due to a reduction in staffing levels in response to lower business volumes.

Other expenses, which are primarily general and administrative in nature, increased by $27.8 million, or 22.4%, in fourth quarter 2006 over fourth quarter 2005. Other expenses increased by $27.3 million, or 5.5%, for the full year 2006 from the full year 2005. Before the impact of the Capital Title merger, other expenses increased by $6.3 million, or 5.1%, in fourth quarter 2006 over fourth quarter 2005 and increased by $2.3 million, or 0.5%, for the full year 2006 from the full year 2005.

Pretax earnings for the Title Operations segment were $54.7 million in fourth quarter 2006 compared to $106.3 million in fourth quarter 2005 and $226.5 million for the full year 2006 compared to $326.9 million for the full year 2005. Before the impact of the Capital Title merger, pretax earnings were $63.4 million in fourth quarter 2006 and $234.7 million for the full year 2006. Capital Title was impacted by declines in real estate transactions in California, Arizona and Nevada and approximately $4.2 million in severance and other write-offs. Pretax earnings margin was 5.7% in fourth quarter 2006 compared to 10.7% in fourth quarter 2005 and 6.3% for the full year 2006 compared to 9.2% for the full year 2005. The pretax earnings margins quarter over quarter and year over year were negatively impacted by lower volumes in the residential real estate market, an increase in the claims provision ratio and increased interest expense. In addition, certain title plants were written down in fourth quarter 2006 by $4.4 million.

Lender Services

Operating revenue for the Lender Services segment increased by $13.2 million, or 21.2%, in fourth quarter 2006 compared to fourth quarter 2005. Before the impact of acquisitions, operating revenue decreased by $0.6 million, or 1.0%, in fourth quarter 2006 compared to fourth quarter 2005. Operating revenue decreased by $15.7 million, or 5.8%, for the full year 2006 compared to the full year 2005. Before the impact of acquisitions, operating revenue decreased by $34.0 million, or 12.7%, for the full year 2006 compared to the full year 2005. The decrease in operating revenue from fourth quarter 2005 to fourth quarter 2006 was due to lower volume in the mortgage origination business as a result of softening in the real estate market. Results for the full year 2005 included accelerated deferred revenue related to the Company’s tax and flood business of $33.8 million.

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Pretax earnings for the Lender Services segment were $14.2 million in fourth quarter 2006 compared to $8.0 million in fourth quarter 2005 and $26.4 million for the full year 2006 compared to $8.3 million for the full year 2005. Before the impact of acquisitions, pretax earnings were $15.5 million in fourth quarter 2006 and $28.2 million for the full year 2006. Improvement in results for the quarter and full year were primarily due to increased equity income of $4.5 million realized from the sale of a joint venture combined with cost reductions in response to lower volumes in the mortgage origination businesses.

Financial Services

The Financial Services segment had pretax earnings of $5.2 million in fourth quarter 2006 compared to $4.1 million in fourth quarter 2005 and $17.7 million for the full year 2006 compared to $13.5 million for the full year 2005. These increases were primarily due to growth in the segment’s loan and investment portfolio; a modest increase in interest rates also had a positive effect on the pretax earnings.

Corporate and Other

The Corporate and Other segment includes unallocated corporate expenses, residential home warranty and property inspection businesses, and commercial property appraisals and assessments businesses. Operating revenue for the Corporate and Other segment increased by approximately $8.0 million, or 26.8%, in fourth quarter 2006 over fourth quarter 2005 and increased by $19.6 million, or 19.2%, for the full year ended December 31, 2006 over the same period in 2005. The increase in operating revenue in fourth quarter 2006 over fourth quarter 2005 was due primarily to strong commercial business. The increase in operating revenue for the full year 2006 over the comparable period in 2005 was due primarily to strong commercial business and increased revenue in the home warranty business.

Direct commercial revenue was $24.0 million in fourth quarter 2006 compared to $14.2 million in fourth quarter 2005. Direct commercial revenue was $65.8 million for the full year 2006 compared to $50.5 million in 2005.

Pretax losses were $20.6 million in fourth quarter 2006 compared to $26.3 million in fourth quarter 2005 and $116.6 million for the full year 2006 compared to $87.4 million for the full year 2005. The decrease in pretax losses in fourth quarter 2006 from fourth quarter 2005 was due to increased direct commercial business and lower personnel costs, offset in part by higher interest expense related to the merger with Capital Title. The increase in pretax losses for the full year 2006 from the prior year period was due in part to the write-down of the corporate offices building and relocation and related exit costs of the Company’s corporate offices of $15.5 million. The Company also incurred higher interest expense related to the merger with Capital Title, and incurred higher personnel costs from investments in technology resources. Over the next two years, the Company has targeted approximately 300 systems for decommissioning under “Project Fusion.”

The effective tax rate for the full year 2006 was 35.8% compared to 36.6% in 2005. The change was due to the mix of state income tax expenses (benefits).

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CONFERENCE CALL

The Company will sponsor a conference call on Thursday, February 22, 2007, at 10:00 AM ET to discuss the preliminary results.

Those wishing to participate in the live call should dial 877-407-0782 and request to be connected to the LandAmerica conference. Additionally, the call will be simultaneously broadcast over the internet via LandAmerica’s website (www.landam.com), click Investor Information > Financial Information > Webcast events. Investors can also access the webcast at www.InvestorCalendar.com. The event will be archived and available for replay starting two hours after the completion of the live call through March 31, 2007, via LandAmerica’s website.

About LandAmerica Financial Group, Inc.
LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with more than 1,000 offices and a network of more than 10,000 active agents. Through its many subsidiaries, LandAmerica serves residential and commercial customers throughout the United States, Mexico, Canada, the Caribbean, Latin America, Europe, and Asia. A Fortune 500 company, LandAmerica is recognized on Fortune magazine’s 2006 list of America’s most admired companies.

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Segment Results
(In millions)

	Quarter Ended December 31, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$449.2	$75.6	$0.1	$37.9	$562.8
Agency revenue	494.8	-	-	-	494.8
Total operating revenue	944.0	75.6	0.1	37.9	1,057.6
Investment income	8.9	7.0	12.0	3.4	31.3
Total revenue	952.9	82.6	12.1	41.3	1,088.9
Agents’ commissions	393.2	-	-	-	393.2
Salaries and employee benefits	287.2	26.9	0.8	21.4	336.3
Claims provision	50.8	1.8	-	2.5	55.1
Amortization of intangibles	2.6	2.9	0.1	0.9	6.5
Depreciation	7.9	1.7	0.1	1.3	11.0
Write-off of intangible and other long-lived assets	4.4	-	-	0.1	4.5
Other expenses	152.1	35.1	5.9	35.7	228.8
Operating income before taxes	$54.7	$14.2	$5.2	$(20.6)	$53.5

	Quarter Ended December 31, 2005
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$395.1	$62.4	$0.4	$29.9	$487.8
Agency revenue	583.5	-	-	-	583.5
Total operating revenue	978.6	62.4	0.4	29.9	1,071.3
Investment income	16.9	1.6	8.6	3.0	30.1
Total revenue	995.5	64.0	9.0	32.9	1,101.4
Agents’ commissions	462.9	-	-	-	462.9
Salaries and employee benefits	245.1	24.0	0.6	25.3	295.0
Claims provision	47.0	1.9	-	2.6	51.5
Amortization of intangibles	3.0	2.7	-	0.8	6.5
Depreciation	5.4	1.1	0.1	1.5	8.1
Write-off of intangible and other long-lived assets	1.5	-	-	-	1.5
Other expenses	124.3	26.3	4.2	29.0	183.8
Operating income before taxes	$106.3	$8.0	$4.1	$(26.3)	$92.1

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Segment Results
(In millions)

	Year Ended December 31, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,528.3	$252.7	$0.8	$121.5	$1,903.3
Agency revenue	1,981.9	-	-	-	1,981.9
Total operating revenue	3,510.2	252.7	0.8	121.5	3,885.2
Investment income	66.3	11.4	40.9	12.1	130.7
Total revenue	3,576.5	264.1	41.7	133.6	4,015.9
Agents’ commissions	1,585.1	-	-	-	1,585.1
Salaries and employee benefits	990.3	98.4	2.6	91.4	1,182.7
Claims provision	212.7	6.2	-	12.4	231.3
Amortization of intangibles	11.4	10.7	0.2	3.6	25.9
Depreciation	25.2	5.4	0.1	3.9	34.6
Write-off of intangible and other long-lived assets	4.4	-	-	10.3	14.7
Other expenses	520.9	117.0	21.1	128.6	787.6
Operating income before taxes	$226.5	$26.4	$17.7	$(116.6)	$154.0

	Year Ended December 31, 2005
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,523.9	$268.4	$1.2	$101.9	$1,895.4
Agency revenue	1,958.2	-	-	-	1,958.2
Total operating revenue	3,482.1	268.4	1.2	101.9	3,853.6
Investment income	59.9	3.6	29.5	13.0	106.0
Total revenue	3,542.0	272.0	30.7	114.9	3,959.6
Agents’ commissions	1,561.8	-	-	-	1,561.8
Salaries and employee benefits	945.8	91.4	2.4	78.7	1,118.3
Claims provision	180.4	5.8	-	11.0	197.2
Amortization of intangibles	11.2	14.1	0.2	3.3	28.8
Depreciation	20.8	4.2	0.1	4.9	30.0
Write-off of intangible and other long-lived assets	1.5	37.6	-	-	39.1
Other expenses	493.6	110.6	14.5	104.4	723.1
Operating income before taxes	$326.9	$8.3	$13.5	$(87.4)	$261.3

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Summary of Operations
(In millions, except per share data and order information)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Operating revenue	$1,057.6	$1,071.3	$3,885.2	$3,853.6
Investment and other income	29.8	28.9	123.6	101.8
Net realized investment gains	1.5	1.2	7.1	4.2
TOTAL REVENUE	1,088.9	1,101.4	4,015.9	3,959.6
Agents’ commissions	393.2	462.9	1,585.1	1,561.8
Salaries and employee benefits	336.3	295.0	1,182.7	1,118.3
General, administrative and other	214.3	172.7	731.8	676.6
Provision for policy and contract claims	55.1	51.5	231.3	197.2
Premium taxes	10.5	10.2	45.2	42.7
Interest expense	15.0	9.0	45.2	33.8
Amortization of intangibles	6.5	6.5	25.9	28.8
Write-off of intangible and other long-lived assets	4.5	1.5	14.7	39.1
TOTAL EXPENSES	1,035.4	1,009.3	3,861.9	3,698.3
Income before income taxes	53.5	92.1	154.0	261.3
Income tax expense	19.2	32.3	55.2	95.7
Net income	$34.3	$59.8	$98.8	$165.6
Net income per common share	$2.01	$3.50	$5.80	$9.45
Weighted average number of common shares outstanding	17.0	17.1	17.0	17.5
Net income per common share assuming dilution	$1.95	$3.40	$5.61	$9.29
Weighted average number of common shares outstanding assuming dilution	17.6	17.6	17.6	17.8
Other selected information:
Cash flow from operations	$55.7	$155.0	$178.6	$422.5
Direct orders opened (in thousands):
October	99.6	100.9
November	91.8	89.5
December	83.7	77.0
Total direct orders opened	275.1	267.4	1,080.0	1,247.9
Total direct orders closed	227.5	240.4	801.4	969.8

January 2007 open orders were 96.9 thousand compared to 84.0 thousand in January 2006.

	December 31,	December 31,
	2006	2005

Cash and investments	$1,941.5	$1,843.8
Total assets	4,174.8	3,695.0
Policy and contract claims	789.1	697.6
Notes payable	685.3	479.3
Deferred service arrangements	218.6	211.2
Shareholders’ equity	1,395.8	1,278.5
Tangible book value per share attributable to common shareholders	27.11	31.11
Book value per share attributable to intangibles	52.18	42.83
Book value per share attributable to common shareholders	79.29	73.94

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Reconciliation of Non-GAAP Measures
(In millions)

EBITDA
The Company has refined its measurement for the evaluation of its results to the basis of earnings before interest, taxes, depreciation, and amortization (“EBITDA”). EBITDA is not a measure of performance defined by GAAP and should not be considered in isolation or as a substitute for cash flows provided by (used in) operating activities which has been prepared in accordance with GAAP. EBITDA, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies. Management believes that EBITDA provides useful information to investors because it is an indicator of the Company’s operating performance. Reconciliations of these financial measures to the Company’s net income are as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

EBITDA	$86.0	$115.7	$259.7	$353.9
Deduct:
Interest	15.0	9.0	45.2	33.8
Tax expense	19.2	32.3	55.2	95.7
Depreciation expense	11.0	8.1	34.6	30.0
Amortization expense	6.5	6.5	25.9	28.8
Net Income	$34.3	$59.8	$98.8	$165.6

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, results of operations, future business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) changes to the participants in the secondary mortgage market could affect the demand for title insurance products; (iii) the Company is subject to government regulation; (iv) heightened regulatory scrutiny of the Company and the title insurance industry, including pricing of title insurance products and services, could materially and adversely affect its business, operating results, and financial condition; (v) the Company may not be able to fuel its growth through acquisitions; (vi) the Company’s inability to integrate and manage successfully its acquired businesses could adversely affect its business, operating results, and financial condition; (vii) regulatory non-compliance, fraud, or defalcations by the Company’s title insurance agents or employees could adversely affect its business, operating results, and financial condition; (viii) competition in the Company’s industry affects its revenue; (ix) significant industry changes and new product and service introductions require timely and cost-effective responses; (x) the Company’s litigation risks include substantial claims by large classes of claimants; (xi) key accounting and essential product delivery systems are concentrated in a few locations; (xii) provisions of the Company’s articles of incorporation and bylaws, its shareholder rights plan and applicable state corporation and insurance laws could limit another party’s ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them; (xiii) the Company’s future success depends on its ability to continue to attract and retain qualified employees; (xiv) the Company’s conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results, and financial condition; and (xv) the Company’s claims experience may require it to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings.  For more details on factors that may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports from time to time filed with or furnished to the Securities and Exchange Commission.  This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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